Exhibit 10.1

Execution Version

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of July 20, 2015 by and between Pattern Gulf Wind Equity 2 LLC, a Delaware limited liability company (“Seller”), and Pattern Gulf Wind Equity LLC, a Delaware limited liability company (“Buyer”) (each of Seller and Buyer may be referred to herein as a “Party” or collectively as “Parties”).

RECITALS

WHEREAS, Buyer owns 60% of the Class B Units (as defined in the Holding Company LLC Agreement) of the Holding Company (as defined below) and Seller owns directly and desires to sell to Buyer, and Buyer desires to purchase from Seller, the remaining 40% of the Class B Units of the Holding Company (the “Purchased Units”), such that following the purchase Buyer will own 100% of the Class B Units; and

WHEREAS, the Holding Company is the direct owner of 100% of the membership interests in the Project Company;

NOW, THEREFORE, in consideration of the mutual promises of the Parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions.

In this Agreement, the following terms shall have the following meanings:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Without limiting the foregoing, any Person shall be deemed to be an Affiliate of any specified Person if such Person owns more than 50% of the voting securities of the specified Person, if the specified Person owns more than 50% of the voting securities of such Person, or if more than 50% of the voting securities of the specified Person and such Person are under common control. For the purpose of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership, by contract or otherwise. For the avoidance of doubt, neither the Holding Company nor the Project Company shall be deemed to be Affiliates of Seller or any of Seller’s Affiliates.

“Agreement” has the meaning set forth in the preamble hereto.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States federal law or regulation governing money laundering, drug trafficking or terrorist related activities.

“Assignment and Assumption Agreement” means, with respect to the Holding Company, an agreement substantially in the form of the disposition instrument attached as Exhibit A hereto.

“Basket Amount” means $130,000.

“Business Day” means any day other than (a) a Saturday, Sunday, or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Indemnified Persons” has the meaning set forth in Section 7.2.

“Buyer Information” has the meaning set forth in Section 8.13.

“Buyer Transaction Documents” has the meaning set forth in Section 4.2(a).

“Cap” means $1,430,000.

“Certificate of Interest” means a certificate representing Units (as defined in the Holding Company LLC Agreement) and Membership Interests (as defined in the Holding Company LLC Agreement) in the Holding Company.

“Claim” means any notice, complaint, petition, demand, claim, action, legal proceeding, investigation, arbitration, mediation, hearing, suit or any other proceeding.

“Class A Units” has the meaning set forth in the Holding Company LLC Agreement.

“Class B Units” has the meaning set forth in the Holding Company LLC Agreement.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, from time to time.

“Consent” means any consent, authorization, license, Order or approval of, registration or declaration of, or decision or judgment of, or notice to or filing with, any Governmental Authority or any other Person.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Person” has the meaning set forth in the Holding Company LLC Agreement.

“Effective Date” means the date first stated above in this Agreement.

“Energy Hedge Provider” has the meaning set forth in the Holding Company LLC Agreement.

“Financing Documents” has the meaning set forth in the Holding Company LLC Agreement.

“Governmental Authority” means any court, tribunal, arbitrator, arbitral panel, authority, agency, commission, legislative body, official or other instrumentality of the United States or any foreign, state, county, city or other political subdivision; any quasi-governmental agency, independent system operator or electric reliability organization; or any other authority or entity exercising or entitled to exercise any administrative, executive, judicial, legislative, policy or regulatory or taxing authority or power or having legal jurisdiction over the matter or Person in question.

“Hedge Agreement” has the meaning set forth in the Holding Company LLC Agreement.

“Holding Company” means Pattern Gulf Wind Holdings LLC, a Delaware limited liability company.

“Holding Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Pattern Gulf Wind Holdings LLC, dated as of September 3, 2010, by and among MetLife, Buyer and Seller, as amended.

“Indemnified Party” means either a Buyer Indemnified Person or a Seller Indemnified Person.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Intended Tax Treatment” has the meaning set forth in Section 5.1(a).

“Law” means, with respect to any Person, any act, statute, law, enforceable guideline, standard, code, principle of common law, treaty, ordinance, rule, constitution, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policies or like actions having the effect of law of any Governmental Authority, including Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions and other laws and regulations administered by OFAC, applicable to such Person or any of its respective properties or assets.

“Liability” means any and all Claims, debts, liabilities, obligations, expenses and commitments of whatever nature, and whenever or however arising (including those arising out of any Law, contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise), whether accrued, absolute, contingent, asserted, matured, unmatured, secured, unsecured, fixed or otherwise.

“Lien” means any charge, “adverse claim” (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other Claim, community property interest, condition, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, right of reverter, hypothecation, deed of trust, encroachment, installment sale, conditional sale agreement, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership other than as contained in the Holding Company LLC Agreement.

“Losses” has the meaning set forth in Section 7.2.

“MetLife” means MetLife Capital, Limited Partnership, a Delaware limited partnership.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, verdict, or similar direction entered, issued, made, or rendered by any Governmental Authority, whether preliminary or final.

“Outside Closing Date” means that date which is 90 days from the date of this Agreement.

“Party” has the meaning set forth in the preamble hereto.

“PEGI” means Pattern Energy Group Inc., a Delaware corporation.

“Person” means any individual, general partnership, limited partnership, trust, limited liability company, estate, association, corporation, union, proprietorship, business, Governmental Authority or other entity.

“Project Company” means Pattern Gulf Wind LLC, a Delaware limited liability company.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Release Agreement” means a general release agreement substantially in the form of Exhibit G hereto.

“Sanctions” means any sanction administered or enforced by OFAC, the U.S. Department of State or the Department of Foreign Affairs and International Trade (Canada).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Indemnified Persons” has the meaning set forth in Section 7.3.

“Seller Transaction Documents” has the meaning set forth in Section 3.2(a).

“Survival Period” means the date that is 12 months after the Closing, except with respect to the representations and warranties of Seller in Sections 3.1, 3.2, 3.3, and 3.4, and the representations and warranties of Buyer in Sections 4.1, 4.2, and 4.3, each of which shall survive until the expiration of the applicable statute of limitations (including extensions thereof).

“Tax” or “Taxes” means any United States local, county, municipal, state or federal or foreign income, gross receipts, profits, escheats, windfall, franchise, taxes on gains, alternative minimum, estimated, withholding, ad valorem, value added, personal property (tangible and intangible), employment, unemployment, payroll, sales and use, social security, welfare, disability, license, occupation, real property, severance, transfer, excise and other taxes, charges, levies or other assessments imposed by a Taxing Authority, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report, forms, property renditions, elections or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, Claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Transaction” has the meaning set forth in Section 2.1.

“Transfer Taxes” has the meaning set forth in Section 5.1(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

1.2 Rules of Interpretation.

Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c) Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(d) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e) Including. The word “including” or any variation thereof means “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f) Exhibits. The Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. In the event of a conflict between the body of this Agreement and any Exhibit hereto, the body of this Agreement shall control.

(g) References to Agreements. All references to any agreement, document or other instrument include a reference to that agreement, document or instrument as amended, amended and restated, modified, supplemented, substituted, novated, replaced or assigned.

(h) References to Persons. References to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

(i) References to Laws. Unless the context otherwise requires, a reference to any Law includes any amendment, modification, or successor thereto.

(j) References to Dollars. All references in this Agreement to “dollars” or “$” shall, in each case, be deemed to refer to United States currency unless otherwise specifically provided.

ARTICLE 2

PURCHASE AND SALE OF CLASS A UNITS

2.1 Purchase and Sale of Purchased Units.

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Buyer, free and clear of all Liens, and Buyer shall purchase, receive and accept from Seller, all of the Purchased Units . The transactions contemplated by this Agreement are collectively referred to herein as the “Transaction”.

2.2 Purchase Price.

(a) The consideration to be paid by Buyer to Seller for the Purchased Units is $13,000,000 (the “Purchase Price”). Except as provided in Article 7, the Purchase Price shall not be adjusted, and no additional amount shall be paid by Buyer to Seller, in respect of the purchase by Buyer of the Purchased Units.

(b) At Closing, Buyer shall pay to Seller an amount equal to the Purchase Price by wire transfer in immediately available funds to the account of Seller specified in writing to Buyer by Seller.

2.3 Closing.

The closing of the Transaction (the “Closing”) shall take place, in person or remotely via the exchange of documents and signatures, at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, or at such other place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. at the location of the Closing on the Closing Date.

2.4 Transactions to be Effected at the Closing.

At the Closing, the following events shall occur, each event being deemed to have occurred simultaneously with the other events:

(a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer (or Buyer shall have waived delivery thereof):

(i) a copy of the Assignment and Assumption Agreement duly executed by Seller transferring the Purchased Units to Buyer, accompanied by the Certificate of Interest or Certificates of Interest representing all of the Purchased Units, together with instrument or instruments of transfer duly completed and executed by Seller effective to transfer such Certificate or Certificates to Buyer;

(ii) an executed certificate of non-foreign status substantially in the form provided in Treasury Regulations Section 1.1445-2(b)(2), substantially in the form of Exhibit F attached hereto;

(iii) a certificate, dated the Closing Date and executed by an authorized officer of Seller, substantially in the form of Exhibit B attached hereto;

(iv) a certificate, dated the Closing Date and executed by the secretary of Seller, substantially in the form of Exhibit C attached hereto; and

(v) a copy of the Release Agreement, duly executed by Seller.

(b) Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(i) the Purchase Price pursuant to Section 2.2;

(ii) a copy of the Assignment and Assumption Agreement duly executed by Buyer;

(iii) a certificate, dated the Closing Date and executed by an authorized officer of Buyer, substantially in the form of Exhibit D attached hereto;

(iv) a certificate, dated the Closing Date and executed by the secretary of Buyer, substantially in the form of Exhibit E attached hereto; and

(v) a copy of the Release Agreement, duly executed by Buyer.

2.5 Withholding Rights.

Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement amounts required to be withheld under the Code or any applicable provision of state, local or foreign Tax Law, and to the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE 3

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Buyer the following as of the date hereof and as of the Closing Date:

3.1 Formation and Existence.

Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

3.2 Power; Authorization; Enforceability.

(a) Seller has full legal capacity, right and power to enter into this Agreement, the Assignment and Assumption Agreement, the Release Agreement, and each of the other documents and agreements described in or contemplated by this Agreement to be executed by Seller (the “Seller Transaction Documents”), to sell, assign, transfer and deliver the Purchased Units to Buyer, to perform all other obligations of Seller hereunder and under the other Seller Transaction Documents, and to consummate the Transaction.

(b) The execution and delivery of this Agreement and each of the other Seller Transaction Documents, the performance of the Seller Transaction Documents and the consummation of the Transaction have been duly authorized by all requisite action on the part of Seller. This Agreement and the other Seller Transaction Documents have been duly and validly executed and delivered by Seller. This Agreement and the other Seller Transaction Documents constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(c) Each of the Persons signing this Agreement and each of the other Seller Transaction Documents on behalf of Seller is fully authorized by all necessary limited liability company action to execute this Agreement and each of the other Seller Transaction Documents.

(d) Neither the execution nor the delivery by Seller of this Agreement or (after giving effect to Sections 5.4, 6.1(f) and 6.1(g)) any of the other Seller Transaction Documents does or will, and after giving effect to Section 5.4, 6.1(f) and 6.1(g) neither the performance of any of the obligations of Seller contemplated hereby or thereby nor the consummation of the Transaction does or will, (i) conflict with, constitute a violation of, result in a breach or default under, or give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of, (A) the organizational documents of Seller, or (B) any agreement by which Seller is bound or to which its property or assets is subject in any material respect, (ii) conflict with, constitute a violation of or result in a breach of any Law or Order applicable to Seller in any material respect, or (iii) result in the creation or imposition of any Lien upon any of the Purchased Units.

3.3 Consents.

After giving effect to Sections 5.4, 6.1(f) and 6.1(g), no Consents are required (including under any Law, Order or agreement) for or in connection with the execution, delivery and performance by the Seller of this Agreement and the other Seller Transaction Documents or with the consummation of the Transaction.

3.4 Title.

Seller is the sole and lawful owner, beneficially and of record, of the Purchased Units and has valid and marketable title thereto, free and clear of all Liens. At the Closing Seller will transfer to Buyer good and valid title to the Purchased Units, free and clear of all Liens. Other than as contemplated by the Transaction and the Holding Company LLC Agreement, none of Seller or its Affiliates has granted or issued or is a party to (a) any options, warrants, unit appreciation, profit participation or conversion rights, subscriptions, rights of first refusal, pre-emptive rights, or other rights or arrangements existing or outstanding, which entitles any Person to acquire or receive the Purchased Units or any portion thereof, (b) any securities or instruments convertible into or exchangeable for any Purchased Units, or (c) any agreement or commitment to issue any of the foregoing. There are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any of the equity interests of the Holding Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Holding Company or the Project Company. Except as set forth in the Holding Company LLC Agreement, none of Seller or its Affiliates has granted or issued or is a party to (i) any voting agreements, voting trusts, shareholder agreements, proxies or other similar agreements or understandings to which Seller is a party with respect to the Purchased Units or that restrict or grant any right, preference or privilege with respect to the transfer of such Purchased Units, or (ii) any Contracts or understandings to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on the Purchased Units.

3.5 Legal Proceedings.

There are not any Claims, actions, suits, proceedings, hearings or investigations pending or, to the knowledge of Seller, threatened against or affecting Seller that challenge the validity of, or seek to prevent or delay, or may reasonably be expected to restrain, enjoin or otherwise prohibit the Transaction. There are no outstanding Orders to which Seller is a party that challenge the validity of, or seek to prevent or delay, or may reasonably be expected to restrain, enjoin or otherwise prohibit the Transaction.

3.6 Brokers.

Seller (a) has not entered into any agreement with, and (b) does not have, and has not caused the Holding Company or the Project Company to have, any liability or obligation to pay fees or commissions or similar payments to, any broker, finder, agent or other similar Person with respect to the transactions contemplated by this Agreement, the other Seller Transaction Documents or the Buyer Transaction Documents.

3.7 Compliance with Laws.

Neither Seller nor any of its Affiliates is engaged in any transaction with any Person who is the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction that could cause any Buyer Indemnified Persons to incur any Losses or criminal liability in connection with the Transaction or the ownership of the Purchased Units. Seller will not, by entering into the Seller Transaction Documents or consummating the transactions contemplated thereby, be in contravention of Anti-Corruption Laws or Sanctions.

3.8 Holding Company LLC Agreement.

Seller is not in breach of or default under the Holding Company LLC Agreement, and there does not exist under the Holding Company LLC Agreement any event which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by Seller or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation by any Person in respect of any action or inaction of Seller, in each case under the Holding Company LLC Agreement.

3.9 Disqualified Person.

Seller is and has been the sole and lawful owner, beneficially and of record, of the Purchased Units at all times during the period beginning on October 2, 2013 and ending on and including the Closing Date, and Seller was not a Disqualified Person at any time during such period.

ARTICLE 4

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller the following as of the date hereof and as of the Closing Date:

4.1 Formation and Existence.

Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.2 Power; Authorization; Enforceability.

(a) Buyer has full legal capacity, right and power to enter into this Agreement the Assignment and Assumption Agreement, the Release Agreement and each of the other documents and agreements described in or contemplated by this Agreement to be executed by Buyer (the “Buyer Transaction Documents”), to purchase, receive and accept the assignment, transfer and delivery of the Purchased Units from Seller and to perform all other obligations of Buyer hereunder and under the other Buyer Transaction Documents and to consummate the Transaction.

(b) The execution and delivery of this Agreement and each of the other Buyer Transaction Documents, the performance of the Buyer Transaction Documents and the consummation of the Transaction have been duly authorized by all requisite action on the part of Buyer. This Agreement and the other Buyer Transaction Documents have been duly and validly executed and delivered by Buyer. This Agreement and the other Buyer Transaction Documents constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(c) Each of the Persons signing this Agreement and each of the other Buyer Transaction Documents on behalf of Buyer is fully authorized by all necessary action to execute this Agreement and each of the other Buyer Transaction Documents.

(d) The execution and delivery by Buyer of this Agreement or (after giving effect to Sections 5.4, 6.1(f) and 6.1(g) any of the other Buyer Transaction Documents do not and will not, and (after giving effect to Sections 5.4, 6.1(f) and 6.1(g)) the performance of any of the obligations of Buyer contemplated hereby or thereby and the consummation of the Transaction do not and will not, (i) conflict with, constitute a violation of, result in a breach or default under, or give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of, (A) the organizational documents of Buyer, or (B) any agreement by which Buyer is bound or to which any of its property or assets is subject in any material respect, or (ii) conflict with, constitute a violation of or result in a breach of any Law or Order applicable to Buyer in any material respect.

4.3 Consents.

After giving effect to Sections 5.4, 6.1(f) and 6.1(g), no Consents are required (including under any Law, Order or agreement) for or in connection with the execution, delivery and performance by the Buyer of this Agreement and the other Buyer Transaction Documents or with the consummation of the Transaction.

4.4 Accredited Investor.

Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Purchased Units.

4.5 Legal Proceedings.

There are not any Claims, actions, suits, proceedings, hearings or investigations pending or, to the knowledge of Buyer, threatened against or affecting Buyer that challenge the validity of, or seek to prevent or delay, or may reasonably be expected to restrain, enjoin or otherwise prohibit the Transaction. There are no outstanding Orders to which Buyer is a party that challenge the validity of, or seek to prevent or delay, or may reasonably be expected to restrain, enjoin or otherwise prohibit the Transaction.

4.6 Compliance with Laws.

Neither Buyer nor any of its Affiliates is engaged in any transaction with any Person who is the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction that could cause any Seller Indemnified Persons to incur any Losses or criminal liability in connection with the Transaction or the ownership of the Purchased Units. Buyer will not, by entering into the Buyer Transaction Documents or consummating the transactions contemplated thereby, be in contravention of Anti-Corruption Laws or Sanctions.

ARTICLE 5

COVENANTS

5.1 Tax Matters.

(a) The Parties intend that from the perspective of Seller the Transaction shall be treated as a sale to Buyer by Seller of the Purchased Units, and from the perspective of Buyer, the Transaction shall be treated as a purchase of assets by Buyer, for U.S. federal income tax purposes (the “Intended Tax Treatment”). Seller and Buyer agree that unless otherwise required by applicable Law they shall not take any position on a Tax Return that is inconsistent with the Intended Tax Treatment. The parties will use the closing of the books method to allocate items of gross receipts, gross sales, income, gain, loss, expense, cost of goods sold, or deduction and credits resulting from operations of the Holding Company for the taxable year in which the Closing occurs.

(b) The Parties agree that sales, use, transfer, real property transfer, recording, stock transfer and other similar taxes and fees, including all state and local sales, use or other transfer taxes arising out of or in connection with the transactions effected pursuant to this Agreement (other than Taxes based on income or capital gains, ad valorem or franchise Taxes) and, for the avoidance of doubt, all associated preparation and filing costs (including with respect to any amendments), penalties, or interest (“Transfer Taxes”) shall be borne by Buyer. Buyer shall, to the extent and if required by applicable Law, prepare and timely file all Transfer

Tax returns and timely remit all Transfer Taxes to the appropriate taxing authorities and provide to Seller advanced notice and evidence of such filings and remittances as well as copies of any communications with any relevant Taxing Authorities related thereto. If required by Law, Seller shall join in the execution of any such Transfer Tax returns.

(c) Buyer shall prepare or cause to be prepared and file or cause to be filed, subject to the review of the Seller, any Tax Returns of the Holding Company for Tax periods which end on or before the Closing Date and are required to be filed after the Closing Date and any Tax Returns of the Holding Company for Tax Periods which begin on or before the Closing Date and end after the Closing Date. Seller shall pay to Buyer, within fifteen (15) days before the date on which Taxes are to be paid with respect to such periods, an amount equal to Seller’s pro rata portion of such Taxes which relates to such Tax period or the portion of such Tax period ending on the Closing Date. For purposes of this Section 5.1(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Holding Company.

5.2 Further Assurances.

Subject to the terms and conditions of this Agreement, each of Buyer and Seller agree to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction. From time to time, as and when requested by any Party, the other Party will use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such reasonable actions, as such other party may reasonably deem necessary or desirable to consummate the Transaction. Notwithstanding the foregoing, neither Party shall be required to waive any of the conditions in Article 6 or otherwise waive any of its rights hereunder, and nothing in this Section 5.2 shall require either Party to expend any sum or make a financial commitment or grant or agree to any concession to any third Person.

5.3 Public Announcements.

No press release or announcement concerning the Transaction will be issued by Seller or its Affiliates without the prior written consent (not to be unreasonably withheld or delayed) of Buyer or by Buyer or its Affiliates without the prior written consent (not to be unreasonably withheld or delayed) of Seller, unless in each case such action is required by Law (including any disclosure which, in the reasonable judgment of the disclosing party, is necessary or appropriate to comply with securities Laws, regulations and other standards governing disclosures to investors) or by any national securities exchange and the Party that is required to issue a press release or announcement (or whose Affiliate is so required) is unable after good faith efforts to obtain the approval of the other Party in a timely manner, to the extent obtaining such approval is not prohibited by Law or the rules of any applicable national securities exchange, in which case such Party or its Affiliates may make or issue the legally required release or announcement and shall promptly furnish the other Party with a copy thereof. Notwithstanding anything in this Agreement to the contrary, Buyer or its Affiliates shall be permitted, without Seller’s consent, to issue a press release with respect to this Agreement and to refer to and describe this Agreement in, and file a copy of this Agreement as an exhibit to, its or its Affiliates’ filings with the United States Securities and Exchange Commission and any related prospectus or prospectus supplement or other offering memorandum or material provided to prospective investors or lenders.

5.4 Holding Company LLC Agreement. Each of Seller and Buyer (on behalf of themselves and the Holding Company) hereby consents to the Transaction and hereby waives any and all restrictions on the transfer of the Purchased Units or other requirements applicable to such transfer under the Holding Company LLC Agreement and any other agreements of Seller, Buyer or the Holding Company, provided, however, that the consummation of the Transaction and assignment of the Purchased Units to Buyer shall not effect a release of Seller from (i) any liabilities to the Holding Company or the other members (as defined in the Holding Company LLC Agreement) arising from events occurring prior to or in connection with the consummation of the Transaction and the assignment of the Purchased Units to Buyer, or (ii) any obligation to pay any amount owed to the Holding Company pursuant to the Holding Company LLC Agreement or other agreement. Seller hereby consents to the purchase by Buyer of all of the Class A Units held by MetLife and hereby waives any and all restrictions on the transfer of the Class A Units from MetLife to Buyer or other requirements applicable to such transfer under the Holding Company LLC Agreement and any other agreements of Seller, Buyer or the Holding Company.

ARTICLE 6

SPECIFIED CONDITIONS

6.1 Buyer’s Condition Precedents.

The obligation of Buyer to consummate the Transaction shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 shall be true and correct in all respects on and as of the Closing Date or, in the case of such representations and warranties made as of a specified date, on and as of such earlier date.

(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Seller shall have been performed and complied with in all material respects.

(c) Closing Deliverables. Seller shall have complied with all of its obligations in Section 2.4(a).

(d) PEGI Funding. PEGI shall have closed the sale of common stock, preferred stock, debt securities or other securities in a registered or exempt transaction, with net proceeds to PEGI in excess of $200,000,000, and PEGI shall, from such proceeds, have contributed or otherwise made available to Buyer funds in an amount equal to the Purchase Price, any other amounts payable by Buyer hereunder, including all other amounts required for Buyer to effect the transactions contemplated by Sections 6.1(e), (f) and (g) hereof, for the payment by Buyer thereof.

(e) Purchase of Class A Units. Buyer shall have concurrently closed the purchase by Buyer of all of the Class A Units held by MetLife upon terms and conditions reasonably satisfactory to Buyer.

(f) Termination of Financing Documents. The obligations of the Project Company under the Financing Documents shall have been paid in full or otherwise satisfied, and the Financing Documents shall have been terminated and released, on terms and conditions reasonably satisfactory to Buyer.

(g) Hedge Agreement and Security Documents. The Energy Hedge Provider shall have entered into such amendments, modifications or restatements with respect to the Hedge Agreement and all agreements or documents related thereto, including any deed of trust, mortgage, security agreement, pledge agreement, intercreditor agreement, collateral agency agreement and other related document(s) with the Project Company in connection with the Hedge Agreement as shall be reasonably satisfactory to Buyer.

(h) Consents. All Consents required to be obtained by the Parties for the consummation of the Transaction shall have been obtained, shall be in form and substance reasonably satisfactory to Buyer (including, with respect to any Consent of a Governmental Authority, such Consent shall be final and non-appealable), and copies thereof shall have been delivered to Buyer.

6.2 Seller’s Condition Precedents.

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Seller:

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article 4 shall be true and correct in all respects on and as of the Closing Date or, in the case of such representations and warranties made as of a specified date, on and as of such earlier date.

(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Buyer shall have been performed and complied with in all material respects.

(c) Closing Deliverables. Buyer shall have complied with all of its obligations in Section 2.4(b).

6.3 Termination. If the Closing Date is not the date of this Agreement, the following termination provisions shall be applicable:

(a) By the Parties. This Agreement may be terminated at any time by mutual written consent of Buyer and Seller.

(b) By Either Party. This Agreement may be terminated at any time prior to the Closing by either Seller or Buyer, if (i) one or more courts of competent jurisdiction in the United States, any state or any other applicable jurisdiction has issued an order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such order has become final and non-appealable, or (ii) the Closing has not occurred by the Outside Closing Date.

(c) Termination Procedure. In the event of termination of this Agreement by either or both parties pursuant to this Section 6.3, written notice thereof will forthwith be given by the terminating Party to the other Party and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either Party. If this Agreement is terminated as permitted by this Section 6.3, such termination shall be without liability of either Party (or any stockholder, shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement; provided that the foregoing will not relieve any Party for any liability for willful and intentional material breaches of its obligations hereunder occurring prior to such termination.

ARTICLE 7

INDEMNIFICATION

7.1 Survival.

The representations, warranties, covenants, indemnities and agreements of Seller and Buyer contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date and the consummation of the Transaction.

7.2 Seller Indemnity.

From and after the Closing Date, subject to the limitations set forth in this Article 7, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, and each of their respective shareholders, partners, members, officers, directors, employees, agents, and other representatives, and the successors and permitted assigns of each of the foregoing (collectively, the “Buyer Indemnified Persons”) from and against any and all Claims, losses, Liabilities, damages, obligations, payments, costs and expenses (including settlement costs) and reasonable attorneys’ fees and reasonable disbursements (including for any investigation or defense of any actions or threatened actions) in connection therewith (collectively, “Losses”) asserted against or suffered by any of the Buyer Indemnified Persons resulting from or arising out of any breach or non-performance by Seller of, or any inaccuracy in, its representations and warranties or covenants contained in this Agreement or any other Seller Transaction Document.

7.3 Buyer Indemnity.

From and after the Closing Date, subject to the limitations set forth in this Article 7, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective shareholders, partners, members, officers, directors, employees, agents, and other representatives, and the successors and permitted assigns of each of the foregoing (collectively, the “Seller Indemnified Persons”) from and against any and all Losses asserted against or suffered by any of the Seller Indemnified Persons resulting from or arising out of any breach or non-performance by Buyer of, or any inaccuracy in, its representations and warranties or covenants contained in this Agreement or any other Buyer Transaction Document.

7.4 Limitations.

(a) Minimum Limit on Claims. A party required to provide indemnification under this Article 7 (an “Indemnifying Party”) shall not be liable under this Article 7 to an Indemnified Party for any Claim for breach of any representation or warranty unless and until the aggregate amount of all Claims for which it would, in the absence of this provision, be liable exceeds the Basket Amount, and in such event the Indemnified Party will be liable for the amount of all Claims, including the Basket Amount; provided that the foregoing limitation shall not apply in the case of actual fraud by the Indemnifying Party.

(b) Maximum Limit on Claims.

(i) Limitation on Seller’s Liability. Seller’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement shall not exceed the Cap; provided that Seller’s liability for any Claim based on (A) actual fraud or (B) any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, and 3.6, shall not be subject to the Cap.

(ii) Limitation on Buyer’s Liability. Buyer’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement shall not exceed the Cap; provided that Buyer’s liability for any Claim based on (A) actual fraud or (B) any breach of the representations and warranties set forth in Sections 4.1, 4.2, and 4.3 shall not be subject to the Cap.

(c) Time Limit for Claims. No Indemnified Party may make a Claim for indemnification under Sections 7.2 or 7.3 in respect of any Claim unless notice in writing of the Claim, incorporating a statement setting out in reasonable detail the grounds on which the Claim is based, has been given by the Indemnified Party prior to the expiration of the applicable Survival Period.

(d) NO PARTY SHALL HAVE ANY LIABILITY FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING LOST PROFITS, LOST REVENUE, DIMINUTION IN VALUE, LOSS OF BUSINESS

REPUTATION OR LOSS OF OPPORTUNITY) SUFFERED OR INCURRED BY ANY OTHER PARTY, EXCEPT FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES RECOVERED BY A THIRD PARTY.

(e) This Article 7 shall be the sole and exclusive remedy for breach of, or inaccuracy in, any representation, warranty or covenant contained herein, or otherwise in respect of the Transaction and the Holding Company LLC Agreement, except to the extent that the actions taken or not taken by such Party constituted fraud or willful misconduct.

(f) The representations and warranties contained in Article 3 are in lieu of and are exclusive of all other representations and warranties by Seller, any of its Affiliates or any other Person. Buyer acknowledges that, except as expressly set forth in Article 3, none of Seller, any of its respective Affiliates, or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of the Seller, the Holding Company, the Project Company, their respective businesses, the Purchased Units or the assets or liabilities of the Holding Company and the Project Company for which Seller will have or be subject to any Liability to Buyer, any of its representatives or any other Person under this Agreement or any other Seller Transaction Document resulting from the distribution to Buyer or any of its representatives, or Buyer’s or any of its representatives’ use, of any such information. Buyer further acknowledges that, except as expressly set forth in Article 3, there are no representations or warranties of any kind, expressed or implied, by Seller with respect to any of Seller, the Holding Company, the Project Company, their respective businesses, the Purchased Units or the assets or liabilities of the Holding Company and the Project Company or any other matter. Subject only to the representations and warranties contained in Article 3, it is expressly understood and agreed that Buyer accepts the condition of the assets of the Holding Company and the Project Company “AS IS”, “WHERE IS” AND WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(g) The representations and warranties contained in Article 4 are in lieu of and are exclusive of all other representations and warranties by Buyer, any of its Affiliates or any other Person. Seller acknowledges that, except as expressly set forth in Article 4, none of Buyer, any of its respective Affiliates, or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of Buyer, its Affiliates, its and its Affiliates’ respective businesses, or the assets or liabilities of the Holding Company and the Project Company for which Buyer will have or be subject to any Liability to Seller, any of its representatives or any other Person under this Agreement or any other Buyer Transaction Document resulting from the distribution to Seller or any of its representatives, or Seller’s or any of its representatives’ use, of any such information.

7.5 Tax Indemnity.

The Seller shall indemnify the Holding Company and the Buyer and hold them harmless from and against all Losses (limited to Seller’s Pro Rata Share (as defined in the Holding Company LLC Agreement)) which arise from: (i) all Taxes of the Holding Company for all Tax

Periods beginning and ending on or before the Closing Date, (ii) with respect to any tax periods beginning on or before and ending after the Closing Date (a “Straddle Period”), all Taxes of the Holding Company attributable to the portion of such Straddle Period that ends on and includes the Closing Date, and (iii) all Taxes attributable to any taxable period (or portion thereof) ending on or before the Closing Date of any Person imposed on Buyer or the Holding Company as a transferee or successor, by contract or pursuant to any Law (including, but not limited to, Treasury Regulations Section 1.1502-6 and any corollary state or local Law, including New York) with respect to obligations or relationships existing on or prior to the Closing Date or by agreements entered into or transactions entered into on or prior to the Closing Date.

7.6 Tax Treatment of Indemnity Payments.

For Tax reporting purposes, to the maximum extent permitted by the Code, each Party will treat all amounts paid under any of the provisions of this Article 7 as an adjustment to the Purchase Price.

7.7 Good Faith.

The Parties agree to act in good faith in connection with making Claims for indemnification pursuant to this Agreement.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 Entire Agreement.

This Agreement and the documents, certificates and instruments referred to herein embody the entire agreement and understanding of the Parties hereto in respect of the Transaction and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the Parties with respect to the Transaction. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the Parties with respect to the Transaction, other than those expressly set forth or referred to herein.

8.2 Third-Party Beneficiaries.

Nothing in this Agreement shall be construed to make any of the Parties hereto liable for any of the debts or other obligations of any other Party hereto. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement, each of their respective successors and permitted assigns and any Person entitled to indemnity under Article 7.

8.3 Severability of Provisions.

Each provision of this Agreement shall be considered severable, and if for any reason any provision that is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future Law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

8.4 No Continuing Waiver; Delays and Omissions; Cumulative Remedies.

The waiver of either Party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Except as otherwise limited by Section 7.4, all remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.5 Notices.

All notices, requests and other communications hereunder shall be in writing (including wire, facsimile or similar writing) and shall be sent, delivered or mailed, addressed, or faxed:

(a)	if to Buyer, to:

Pattern Gulf Wind Equity LLC

Pier 1, Bay 3

San Francisco, CA 94111

Attention: General Counsel

Email: generalcounsel@patternenergy.com

Fax: (415) 362-7900

(b)	if to Seller, to:

Pattern Gulf Wind Equity 2 LLC

c/o Pattern Renewables LP

Pier 1, Bay 3

San Francisco, CA 94111

Attention: General Counsel

Email: generalcounsel@patternenergy.com

Fax: (415) 283-7900

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service, (iv) by facsimile, transmission confirmed by the transmitting facsimile machine, or (v) by email, receipt confirmed. Each such notice, request or communication shall be effective and shall be deemed given and received (x) if mailed, three (3) calendar days after mailing at the address specified in this Section 8.5 (or in accordance with the latest unrevoked written direction from such Party), (y) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section 8.5 (or in accordance with the latest unrevoked written direction from the receiving Party) and (z) if given by facsimile or email, when such facsimile or email is transmitted to the relevant number or address (as applicable) specified in this Section 8.5 (or in accordance with the latest unrevoked written direction from the receiving Party), and the transmission is confirmed by the transmitting machine (in the case of facsimile) or confirmation is received (in the case of email); provided that notices received on a day that is not a Business Day or after 5:00 p.m. where the recipient is located on a Business Day will be deemed to be effective on the next Business Day.

8.6 Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws (other than Section 5-1401 of the New York General Obligations Law, which shall apply to this Agreement). The Parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the Laws of the State of New York and that the Laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.

8.7 Jurisdiction; Waiver of Jury Trial.

Each of Buyer and Seller irrevocably submits, and each agrees to cause its Affiliates to irrevocably submit, to the jurisdiction of any United States Federal or New York State Court sitting in New York, New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby and each agrees that such courts shall be the sole and exclusive venue for any such action, suit or proceeding relating to this Agreement or any transaction contemplated that might be brought by it or any of its Affiliates or anyone claiming by, through or under the foregoing. Each of Buyer and Seller irrevocably and unconditionally waives (and agrees not to plead or claim), to the fullest extent permitted by applicable Law, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any court referred to in this Section 8.7 or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF BUYER AND SELLER AGREES TO WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SELLER TRANSACTION DOCUMENTS, THE BUYER TRANSACTION DOCUMENTS, THE TRANSACTION OR ANY OTHER MATTER CONTEMPLATED BY THIS AGREEMENT.

8.8 Amendment.

No change or modification of this Agreement shall be valid unless the same is in writing and signed by each of the Parties. No purported or alleged waiver of any of the provisions of this Agreement shall be binding and effective unless in writing and signed by the Party against whom it is sought to be enforced.

8.9 Assignment.

Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party; provided, that Buyer and its permitted assigns may at any time without the prior written consent of Seller: (a) assign, in whole or in part, its rights and obligations under this Agreement, the other Seller

Transaction Documents and the other Buyer Transaction Documents to one or more of its Affiliates so long as Buyer remains liable for the performance of its obligations under this Agreement and the other Buyer Transaction Documents, and (b) assign its rights under this Agreement, the other Seller Transaction Documents and the other Buyer Transaction Documents for collateral security purposes to any financing parties providing debt financing to (i) Buyer, (ii) any of the Holding Company or the Project Company, (iii) the permitted assigns described in clause (a), or (iv) any of the Affiliates of the foregoing entities. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 8.9 shall be null and void.

8.10 Counterparts.

This Agreement may be simultaneously executed in several counterparts (including by facsimile, PDF and/or electronic transmission), each of which shall be an original and all of which together shall constitute one and the same Agreement.

8.11 Headings.

All section headings in this Agreement are for the convenience of reference only and are not intended to qualify the meaning of any section.

8.12 Expenses.

Except as otherwise set forth herein, each Party hereto shall bear all of its own expenses, including legal fees and expenses, with respect to this Agreement, the Seller Transaction Documents, the Buyer Transaction Documents and the Transaction.

8.13 Confidentiality.

From and after the Closing, Seller shall, and shall cause its Affiliates and its and their Representatives (as defined in the Holding Company LLC Agreement) and Advisors (as defined in the Holding Company LLC Agreement) to, treat and hold as confidential any information concerning the business (including know-how and trade secrets) of the Holding Company and the Project Company, the Investment Documents and the transactions contemplated thereby (collectively, the “Buyer Information”), except (A) as expressly permitted hereunder (including under Section 5.3), (B) to the extent such Information comes into the public domain after the Closing through no breach by Seller of this Section 8.13, (C) to the extent such Buyer Information was or becomes available to Seller or any of its Affiliates after the Closing Date on a non-confidential basis from a source other than the Holding Company or the Project Company, or (D) to the extent the disclosure of such Buyer Information is required by Law or any regulatory requirements or as part of the preparation or issuance of any financial statements. Seller acknowledges and agrees that the Buyer Information is the property of Buyer, the Holding Company and the Project Company. In the event that, after the Closing Date, Seller or any of its Affiliates or its or their Representatives or Advisors is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Buyer Information, such Person shall, to the extent permitted by law, notify Buyer promptly of the request or requirement so that Buyer may seek at its expense an appropriate protective order or waive compliance with the provisions of this Section 8.13. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is, on the advice of counsel, compelled or required to disclose any Buyer Information to any Governmental Authority, such Person may disclose such Buyer Information to such Governmental Authority; provided, that Seller shall use its commercially reasonable efforts to obtain, at the expense and request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Buyer Information required to be disclosed as Buyer shall designate. Seller shall not use, and shall not enable any third party to use, any confidential information in or relating to this Agreement or the Transaction that constitutes material non-public information regarding PEGI, Buyer or its Affiliates in a manner that is prohibited by the U.S. securities Laws.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

PATTERN GULF WIND EQUITY 2 LLC

By:	/s/ Amy Smolen
Name:	Amy Smolen
Title:	Vice President

BUYER:

PATTERN GULF WIND EQUITY LLC

By:	/s/ Amy Smolen
Name:	Amy Smolen
Title:	Vice President

[Signature Page to Purchase Agreement]

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (this “Assignment”), dated as of [            ], 2015 (the “Effective Date”), is made and entered into by and between Pattern Gulf Wind Equity 2 LLC a Delaware limited liability company (“Assignor”), and Pattern Gulf Wind Equity LLC, a Delaware limited liability company (“Assignee”). Assignor and Assignee are referred to herein, collectively, as the “Parties.”

RECITALS

WHEREAS, Assignor owns forty percent (40%) of the Class B Units of Pattern Gulf Wind Holdings LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, Assignor and Assignee entered into a Purchase Agreement dated as of July 15, 2015 (the “Purchase Agreement”), pursuant to which Assignor agreed to transfer all of the Class B Units owned by Assignor (the “Acquired Interests”) to the Assignee, as of the Closing Date, and Assignee agreed to accept and assume the transfer of the Acquired Interests.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Assignment and the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Assignment of Acquired Interests. The Assignor hereby irrevocably transfers, assigns, conveys and delivers to the Assignee the Acquired Interests, including each, every and all of the rights, titles, interests and benefits of whatsoever kind or character now or thereafter accruing to Assignor’s limited liability company interests in the Company, including all of Assignor’s capital account in the Company, as of the Closing Date, free and clear of all Liens. In furtherance of the foregoing, Assignor hereby delivers to Assignee all Certificates of Interest representing the Assigned Interests, together with instrument or instruments of transfer duly completed and executed by Assignor effective to transfer such Certificate or Certificates to Assignee.

Section 2. Assumption of Acquired Interests. As of the Effective Date, the Assignee hereby purchases, accepts and assumes the Acquired Interests from the Assignor.

Section 3. Coordination with Purchase Agreement. Assignor and Assignee acknowledge and agree that this Assignment is being delivered pursuant to, and is subject to, all of the terms, conditions, and limitations set forth in the Purchase Agreement. Nothing in this Assignment shall be deemed to supersede, supplement, or modify any of the provisions of the Purchase Agreement. If any conflict arises between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement shall govern and control.

Section 4. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

Section 5. Facsimile Signature; Counterparts. This Assignment may be executed by facsimile signature in any number of counterparts (or by combining facsimile and/or original signatures into one or more counterparts), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 6. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law.

Section 7. Successors and Assigns. This Assignment is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Assignment is executed as of the Effective Date.

ASSIGNOR:

PATTERN GULF WIND EQUITY 2 LLC

By:
Name:
Title:

ASSIGNEE:

PATTERN GULF WIND EQUITY LLC

By:
Name:
Title:

[Signature Page to Assignment of Membership Interests]

EXHIBIT B

FORM OF CLOSING CERTIFICATE FOR SELLER

Pursuant to Section 2.4(a)(iii) of that certain Purchase Agreement by and between Pattern Gulf Wind Equity 2 LLC, a Delaware limited liability company (“Seller”), and Pattern Gulf Wind Equity LLC, a Delaware limited liability company (“Buyer”), dated as of July 15, 2015, (the “Agreement”), the undersigned hereby certifies that he or she is authorized to execute and deliver this certificate and hereby certifies as follows:

1.	The representations and warranties of Seller set forth in Article 3 of the Agreement are true and correct in all respects on and as of the Closing Date or, in the case of such representations and warranties made as of a specified date, on and as of such earlier date.

2.	The covenants, agreements and obligations required by the Agreement to be performed and complied with by Seller have been performed and complied with in all material respects prior to or at the date hereof.

All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned executed this certificate as of this             day of     , 2015.

Name :
Title:

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE OF SELLER

Pursuant to Section 2.4(a)(iv) of that certain Purchase Agreement by and between Pattern Gulf Wind Equity 2 LLC, a Delaware limited liability company (“Seller”), and Pattern Gulf Wind Equity LLC, a Delaware limited liability company (“Buyer”), dated as of July 15, 2015, (the “Agreement”), the undersigned hereby certifies that he or she is the [            ] of Seller, and as follows:

•	Attached hereto as Exhibit A is a true and complete copy of the Certificate of Formation of Seller, which has not been amended, restated, supplemented, rescinded or modified since the date thereof and is in full force and effect as of the date hereof.

•	Attached hereto as Exhibit B is a true and complete copy of the limited liability company agreement of Seller, which has not been amended, restated, supplemented, rescinded or modified since the date thereof and is in full force and effect as of the date hereof.

•	Attached hereto as Exhibit C is a true and complete copy of a certificate of good standing of Seller, dated within five (5) Business Days of the date hereof, issued by the Secretary of State of the State of Delaware.

•	Attached hereto as Exhibit D is a true and complete copy of the resolutions duly adopted by [ ] of Seller authorizing the execution and delivery of the Agreement and other documents to be executed in connection therewith, and such resolutions were duly adopted by [ ] of Seller and have not been rescinded or amended as of the date hereof.

•	Attached hereto as Exhibit E is a certificate of incumbency as to the [ ] of Seller who signed the Agreement and who will sign the other documents to be executed in connection therewith on behalf of Seller.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, I have hereunto set my hand this [            ] day of [    ], 2015.

Name:
Title:

EXHIBIT D

FORM OF CLOSING CERTIFICATE OF BUYER

                    , 2015

Pursuant to Section 2.4(b)(iii) of that certain Purchase Agreement by and between Pattern Gulf Wind Equity 2 LLC, a Delaware limited liability company (“Seller”), and Pattern Gulf Wind Equity LLC, a Delaware limited liability company (“Buyer”), dated as of July 15, 2015, (the “Agreement”), the undersigned, [NAME], in [his/her] capacity as [TITLE] of Buyer, hereby certifies that [he/she] is authorized to execute and deliver this certificate and hereby certifies as follows:

1.	The representations and warranties of Buyer set forth in Article 4 are true and correct in all respects on and as of the Closing Date or, in the case of such representations and warranties made as of a specified date, on and as of such earlier date.

2.	The covenants, agreements and obligations required by the Agreement to be performed and complied with by Buyer have been performed and complied with in all material respects prior to or at the date hereof.

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

[Signature Page Follows]

D-1

IN WITNESS WHEREOF, the undersigned executed this certificate as of the date first written above.

By:
Name:
Title:

EXHIBIT E

FORM OF SECRETARY’S CERTIFICATE OF BUYER

Pursuant to Section 2.4(b)(iv) of that certain Purchase Agreement by and between Pattern Gulf Wind Equity 2 LLC, a Delaware limited liability company (“Seller”), and Pattern Gulf Wind Equity LLC, a Delaware limited liability company (“Buyer”), dated as of July 15, 2015, (the “Agreement”), the undersigned hereby certifies that [he/she] is the [            ] of Buyer, and as follows:

•	Attached hereto as Exhibit A is a true and complete copy of Buyer’s Certificate of Formation, which has not been amended, restated, supplemented, rescinded or modified since the date thereof and is in full force and effect on the date hereof.

•	Attached hereto as Exhibit B is a true and complete copy of Buyer’s operating agreement, which has not been amended, restated, supplemented, rescinded or modified since the date thereof and is in full force and effect on the date hereof.

•	Attached hereto as Exhibit C is a true and complete copy of a certificate of good standing of the Buyer, dated within five (5) Business Days of the date hereof, certified by the Secretary of State of the State of Delaware.

•	Attached hereto as Exhibit D is a true and complete copy of the resolutions duly adopted by the sole member of Buyer (the “Sole Member”) authorizing the execution and delivery of the Agreement, and such resolutions were duly adopted by the Sole Member and have not been rescinded or amended as of the date hereof.

•	Attached hereto as Exhibit E is a certificate of incumbency as to the officers of Buyer who signed the Agreement and who will sign the other documents to be executed in connection therewith on behalf of Buyer.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this [            ] day of [    ], 2015.

Name:
Title: Secretary

EXHIBIT F

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

Pattern Renewables LP

This statement is being provided by Pattern Renewables LP, a Delaware limited partnership (the “Partnership”) pursuant to Section 2.4(a)(ii) of that certain Purchase Agreement, dated as of July 15, 2015 (the “Agreement”), between Pattern Gulf Wind Equity 2 LLC, a Delaware limited liability company (“Seller”), and Pattern Gulf Wind Equity LLC, a Delaware limited liability company (“Transferee”).

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a United States real property interest, including an interest in a partnership that is described in Treasury Regulation Section 1.1445-11T(d)(1), must withhold tax if the transferor is a foreign person. Pattern Gulf Wind Holdings LLC, a Delaware limited liability company (the “Company”) is a partnership for U.S. tax purposes. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a property interest under local law) will be the transferor of the property interest and not the disregarded entity. To inform Transferee that withholding of tax is not required upon the disposition of the interests in the Company, the undersigned hereby certifies the following on behalf of Transferor:

1.	Seller is a disregarded entity, as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations, that is owned by the Partnership;

2.	Seller owns 40% of the Class B Units in the Company;

3.	The Partnership is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations);

4.	The Partnership’s federal employer identification number is [ ] ; and

5.	The Partnership’s office address is:

[                    ]

The Partnership understands that this certification may be disclosed to the United States Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

[Signature page follows]

G-5

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

PATTERN RENEWABLES LP

By: Pattern Renewables GP LLC, its General Partner

By:
Name:
Title:

Date:                     , 2015

EXHIBIT G

FORM OF RELEASE AGREEMENT

GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (this “Release” or “Agreement”) is made and entered into as of             , 2015, by and between Pattern Gulf Wind Equity 2 LLC, a Delaware limited liability company (the “Seller”), and Pattern Gulf Wind Equity LLC, a Delaware limited liability company (“Buyer”), Each of the Seller and Buyer is herein referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and Buyer are parties to that Purchase Agreement, dated as of July 15, 2015 (as amended, supplemented, modified or restated, the “Purchase Agreement”), which provides for the purchase by Buyer, and the sale and transfer by Seller, of all of the Class B Units of Pattern Gulf Wind Holdings LLC, a Delaware limited liability Company (“Holding Company”) owned by Seller;

WHEREAS, Holding Company owns 100% of the membership interests in Pattern Gulf Wind LLC, a Delaware limited liability company (the “Project Company”), which owns and operates a 283.2MW wind project in Kenedy County, Texas (the “Wind Farm”);

WHEREAS, it is a condition to the Closing under the Purchase Agreement that this Release be executed and delivered by the Parties; and

WHEREAS, capitalized terms used herein without definition are used as defined in the Purchase Agreement;

NOW THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

(a) “Claims” means any and all liabilities, obligations, causes of action at law or in equity, complaints, actions, demands, suits, debts, dues, judgments, executions, costs, expenses, charges, amounts owed, bonuses, fees, payments streams, and other claims and rights of payment of any and every kind, arising under any theory of contract, tort, fraud, breach of duty, strict liability or any other theory of liability, based on any foreign, federal, state or local law, code, statute, rule or regulation, or the common or civil law of any jurisdiction, known or Unknown Claims, fixed or contingent, suspected or unsuspected, or latent, concealed or hidden, of any nature whatsoever.

(b) “Excluded Claim” means any Claim arising in connection with the breach of the Purchase Agreement or any other Seller Transaction Document or Buyer Transaction Document.

(c) “Related Parties” means, as to a Party, each of such Party’s respective subsidiaries, parents, successors, and predecessors, past or present officers, directors, shareholders, agents, principals, employees, insurers, lenders, attorneys, advisors, and investment advisors, underwriters, partners, members, affiliates, accountants and any firm, trust, partnership, corporation, officer, director or other Person in which any Party has a controlling interest or which is related to or affiliated with such Party, and the respective legal representatives, heirs, successors in interest or assigns of each of such Party, provided, however, that neither Seller nor Buyer are Related Parties of each other for purposes of this Release.

(d) “Released Claims” means any Claims which in any way relate to, arise out of, result from or are connected with (i) the Wind Farm, the Holding Company, the Project Company or any member of any of them, (ii) any of the Released Parties’ direct or indirect equity ownership or membership in, or management of, the Holding Company, the Project Company or the Wind Farm or involvement with the Wind Farm, and (iii) any rights arising under the Holding Company LLC Agreement, the limited liability company agreement of the Project Company, or any applicable Law in connection therewith, including any Unknown Claims, provided that no Excluded Claim shall be a Released Claim.

(e) “Releasing Parties” means Seller, on behalf of itself and its Related Parties.

(f) “Released Parties” has the meaning given to it in Section 2 hereof.

(g) “Unknown Claims” means any and all Claims which any of the Releasing Parties does not know or suspect exists in its favor at the time of the release of the Claims, including those which if known by such Person might have affected such Person’s decision(s) with respect to the release set forth in this Release.

2. Release/Waiver. Each of the Releasing Parties does hereby fully, irrevocably and unconditionally remise, release, acquit, waive, relinquish, and forever discharge Buyer, the Holding Company, the Project Company, the Wind Farm and each of their respective Related Parties (hereinafter the “Released Parties”) from any and all Released Claims that any of the Releasing Parties has or may have, now or in the future, and waives all rights Released Parties may now or in the future have with respect to any Released Claim.

3. Covenant Not to Sue. Seller, on behalf of itself and the other Releasing Parties represents, warrants and further irrevocably covenants and agrees that Seller (a) has not assigned, transferred, pledged or otherwise disposed of any of its rights under or with respect to the Purchase Agreement or any Released Claim, and (b) will not in the future make any claim in respect of any Released Claim or commence or join any suit, action or proceeding, at law or equity, against any of the Released Parties with respect to or on account of any Released Claim. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, compensatory damages or punitive damages.

4. Unknown Claims. The Parties acknowledge that the inclusion of “Unknown Claims” in the definition of Claims was separately bargained for and was a key element of this Release. The Releasing Parties acknowledge that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all claims, counterclaims, cross-claims, demands, rights, liabilities and causes of action herein released and agree that all Unknown Claims are nonetheless released and that this Release shall be and remain effective in all respects even if such different or additional facts are subsequently discovered.

5. Waiver. IN ENTERING INTO THIS AGREEMENT SELLER, ON BEHALF OF ITSELF AND THE OTHER RELEASING PARTIES, EXPRESSLY WAIVES ANY AND ALL RIGHTS IT HAS OR THEY HAVE UNDER ANY STATE OR FEDERAL STATUTE OR ANY COMMON LAW PRINCIPLE OF SIMILAR EFFECT, THAT PROVIDES THAT THE FOREGOING RELEASE DOES NOT EXTEND TO CLAIMS THAT IT DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF THE CLOSING, WHICH IF KNOWN BY IT WOULD HAVE MATERIALLY AFFECTED ITS SETTLEMENT OF THE RELEASED CLAIMS. SELLER, ON BEHALF OF ITSELF AND THE OTHER RELEASING PARTIES, ACKNOWLEDGES THAT IT OR THEY MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM, OR IN ADDITION TO, THOSE WHICH IT OR THEY KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE RELEASED CLAIMS, AND AGREES THAT THIS AGREEMENT SHALL BE AND REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING SUCH DIFFERENT OR ADDITIONAL FACTS OR THE DISCOVERY THEREOF.

6. Notice. Any notice or other communication under this Release must be in writing and shall be effective upon delivery by hand or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Parties at the addresses set forth in the Purchase Agreement.

7. General Provisions.

(a) Law. This Agreement shall be interpreted, enforced and governed under Delaware law.

(b) Severability. The provisions of this Agreement shall be severable. If any provision is held by an arbitrator or a court of competent jurisdiction to be unenforceable, in whole or in part, the remainder shall remain in effect and the stricken provision shall be replaced, to the extent possible, with an enforceable provision as similar in tenor as legally possible.

(c) Counterparts. This Agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original instrument and together shall constitute the entire Agreement.

(d) Entire Agreement. This is the entire Agreement of the Parties relating to the transactions set forth herein, and all prior understandings, representations and statements, oral, written or implied, concerning this transaction are superseded by this Agreement. No amendments will be valid unless written and signed by both Parties. The Parties acknowledge they are not executing this Agreement in reliance on any oral promise, representation or warranty not contained herein.

(e) Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

(f) Construction of Agreement. The Purchase Agreement, and this Agreement, are the result of negotiations between the Parties. The Parties, and each of them, acknowledge, represent and warrant that they were represented by independent legal counsel of their own choice throughout all negotiations preceding and occurring in connection with the negotiation and execution of this Agreement. Any ambiguity shall not be construed against either side on the basis of such side having drafted or prepared the language of any provision.

(g) Payments of Costs, Expenses, and Fees. All costs and expenses incurred in negotiating this Agreement shall be borne by each Party by themselves. If any Claim is made or brought in connection with the terms or conditions of this Agreement or for the enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, in addition to any other relief to which they may be entitled, whether or not suit or arbitration is filed and whether or not any such suit or arbitration proceeds to judgment.

(h) Titles and Captions. All section or paragraph titles or captions in this Release are for convenience only, shall not be deemed part of this Release, and in no way define, limit, extend or describe the scope or intent of any provision hereof.

[The remainder of the page left intentionally blank.]

EXECUTED by the undersigned as of the date first written above.

PATTERN GULF WIND EQUITY 2 LLC

By:
Name:
Title:

PATTERN GULF WIND EQUITY LLC

By:
Name:
Title:

[Signature Page to General Release Agreement]